Exhibit 99.1

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EDITED TRANSCRIPT

HTH - Q3 2015 Hilltop Holdings Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 03, 2015 / 2:00PM GMT

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NOVEMBER 03, 2015 / 2:00PM, HTH - Q3 2015 Hilltop Holdings Inc Earnings Call

CORPORATE PARTICIPANTS

Isabel Novakov Hilltop Holdings Inc. - SVP, IR

Jeremy Ford Hilltop Holdings Inc. - President, CEO

Darren Parmenter Hilltop Holdings Inc. - Principal Financial Officer

Alan White Hilltop Holdings Inc. - PlainsCapital Corporation CEO

John Martin Hilltop Holdings Inc. - PlainsCapital Corporation CFO

CONFERENCE CALL PARTICIPANTS

Matt Olney Stephens - Analyst

Brady Gailey KBW - Analyst

Michael Young SunTrust Robinson Humphrey - Analyst

Brett Robinson Piper Jaffray - Analyst

Michael Rose Raymond James - Analyst

Jesus Bueno Compass Point - Analyst

PRESENTATION

Operator

Good morning, and welcome to the Hilltop Holdings Third Quarter Q2 2015 Earnings Conference Call and Webcast. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Isabel Novakov. Please go ahead.

Isabel Novakov - Hilltop Holdings Inc. - SVP, IR

Good morning. Joining me on the call this morning are Jeremy Ford, President and CEO of Hilltop Holdings; Alan White, CEO of PlainsCapital Corporation; Darren Parmenter, Principal Financial Officer of Hilltop Holdings; and John Martin, CFO, PlainsCapital Corporation.

Before we get started, please note that this presentation and statements made by representatives of Hilltop Holdings Inc. during the course of this presentation include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made, and except as required by law, we do not assume any duty to update forward-looking statements.

Such forward-looking statements include, but are not limited to, statements concerning such things as our business strategy, our financial condition, our litigation, our efforts to make strategic acquisitions, our recent acquisition of SWS Group Inc., origination volume, expected losses on covered loans and related reimbursements from the Federal Deposit Insurance Corporation, projected losses on mortgage loans originated, our allowance for loan losses and provision for loan losses, the collectability of loans, our other plans, objectives, strategies, expectations, and intentions, and other statements that are not statements of historical fact, and may be identified by words such as anticipate, believe, could, estimate, expect, forecast, goal, intend, may, might, probable, project, seek, should, view, or would, or the negative of these words and phrases or similar words or phrases.

For further discussion of such factors, see the risk factors described in the Hilltop annual report on Form 10-K for the year ended December 31, 2014; quarterly report on Form 10-Q for the 3 and 9 months ended September 30, 2015; and other reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

And now, I would like to hand the presentation over to Jeremy Ford.

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

Thank you, Isabel, and good morning. For the third quarter of 2015, net income was $46.9 million, or $0.47 per diluted share. Third quarter of 2015 adjusted net income was $49.6 million, or $0.50 per diluted share, when excluding the transaction and integration-related costs related to the SWS merger. For the third quarter of 2014, net income was $23.4 million, or $0.26 per diluted share.

Our ROAA was 1.5% in the quarter relative to 1% in Q3 2014. And our ROAE was 11% in the quarter relative to 6.5% last year.

Hilltop’s four operating segments reported $79 million in pretax income, where PlainsCapital Bank contributed $54 million, Prime Lending contributed $12 million, Hilltop Securities contributed $1.5 million and National Lloyds contributed $12 million.

Hilltop’s common equity increased to $1.7 billion, up $41 million from the prior quarter. And we remain well capitalized, with a 12% tier one leverage ratio. We have $41 million of freely usable cash at the Holding Company, as well as excess capital in our subsidiaries.

In the quarter Hilltop completed its share repurchase program with an aggregate of 1.4 million shares, representing $30 million at an average price of $21.56.

Our operating subsidiaries all had a strong and profitable quarter, while the broker dealer achieved critical milestones as it works towards its integration.

Moving forward — on this slide, I’ll touch on the areas not previously mentioned. Our net interest margin on a consolidated basis was 4.20%, up from 3.75% in the prior quarter. And this was driven by strong accretion income in the quarter, as well as a strong bank core NIM.

Our assets were relatively flat at $12.4 billion.

And our loans, HFI, were relatively flat at $5.4 billion and this is driven by loan growth offset by paydowns of our covered loan portfolio.

And our deposits were relatively flat at $6.8 billion.

Our NPA to total assets remained strong as our asset quality does at 24 basis points.

And now, I’ll hand the presentation over to Darren Parmenter to discuss our consolidated financial results.

Darren Parmenter - Hilltop Holdings Inc. - Principal Financial Officer

Thank you, Jeremy. Moving on to slide 5, our stated net interest margin increased by 45 basis points in the third quarter to 4.2%, compared to 3.75% in the second quarter. This was primarily due to the favorable resolution of significant loan relationships acquired in the First National Bank transaction.

The costs of our interest-bearing deposits were slightly down versus the second quarter, while our notes payable costs increased 4 basis points.

In the quarter, the tax equivalent net interest margin for Hilltop was 137 basis points greater due to purchase accounting. This was driven by the accretion on discounted loans of $36 million, and the amortization of a premium on acquired securities of $700,000.

Hilltop’s net interest margin was adversely affected by the broker dealer securities lending business, with taxable equivalent net interest margin negatively impacted by 99 basis points.

The bank’s net interest margin for the quarter improved to 5.79%, 3.69% before purchase accounting.

Moving on to our non-interest income, our non-interest income for the third quarter was $296.5 million, up 39.8% versus prior year.

Net gains from the sale of loans, other mortgage production income, and mortgage loan origination fees increased $33.7 million year-over-year to $160 million in the quarter, and represented 54% of our non-interest income for the quarter.

Investment advisory fees and commissions increased $42.7 million, or 177% versus the third quarter of 2014 to $66.7 million in the quarter. This was primarily due to the SWS merger and represented 23% of our non-interest income for the quarter.

Net insurance premiums earned remained relatively flat at $41.2 million in the quarter, and represented 14% of our non-interest income for the quarter.

Hilltops Holdings non-interest expense — our non-interest expense was $333.5 million in the quarter, up 31% from prior year. During the quarter, we incurred $2.8 million in transaction and integration costs related to the SWS merger.

Compensation increased $74.1 million, or 58.6% versus prior year to $200.6 million in the quarter. This was primarily due to the SWS merger and the increased mortgage volume at Prime.

Loss and LAE, policy acquisition, and other underwriting expenses were $29.1 million, down approximately 12% year-over-year due to better Loss and LAE expense.

Occupancy and equipment expenses increased $4 million or 15.8% to $29.3 million in the quarter.

Our other expenses increased $5.7 million year-over-year to $74.4 million in the quarter.

Our amortization of identifiable intangible purchase accounting remained consistent at $2.7 million.

Moving on to our balance sheet highlights, assets were slightly down as growth in our non-covered loans were offset by a decline in cash, loans held for sale and covered loans.

Our gross non-covered loans held for investment increased $42.6 million, or 0.9%, from the second quarter. Our gross covered loans decreased $71.8 million, or 14.5%, from the second quarter to $422.4 million.

Our gross covered loans have decreased $328.9 million, or 43.8%, from the third quarter of 2014. These decreases are due to the successful resolution of troubled loans acquired in the First National Bank transaction.

Our covered OREO declined $19.5 million in the quarter or 15.5%.

Our gross loans held for investment, covered and non-covered, to deposit ratio remained relatively flat at 79.5%.

Our total deposits increased $24.3 million in the quarter to $6.8 billion.

31.9% of our total deposits are non-interest-bearing.

Our short-term borrowings declined by $189.5 million in the quarter and our common equity increased $41.5 million or 2.5% from the second quarter to $1.7 billion.

With that, I’d like to turn the presentation over to Alan White.

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

Thank you, Darren. Good morning. I’m going to give you some highlights on the four entities that we operate. The bank had an excellent quarter with an ROAA of 1.64%, driven by a strong interest margin of 5.79%. That did include accretion. Without accretion, it was 3.69%, which we’ve been able to hold that margin in there for about 6 months. Our efficiency ratio — I mean 6 quarters.

Our efficiency ratio has continued to improve from 57% to 51% from quarter 2.

Our non-covered held for investment loans remained very healthy. Our growth of 6% annualized for quarter 3 was favorable. We have a pipeline of $1.6 billion in unused commitments, of which about $500 million of those are construction loans that will fund up.

Our credit quality remains sound and our non-covered NPAs declined to $30 million. That’s 0.24% of total consolidated assets, which is an excellent figure.

Our energy exposure declined to 4%. We had paydowns of over $40 million in quarter 3 from 4.9% at the end of quarter 2. The energy portfolio is down $122 million year-to-date. We have $2.6 million in non-accruals and $30 million in classified loans. And we have looked at the 100% of the portfolio, and I can say as of today, except for the non-performings, everything is current.

Our reserve is 3.5% on the energy portfolio though only 15.8% of our energy loans are classified.

We continue to operate 66 branches as of 9-30. We continue to look at strategic divestitures on non-core, non-profitable branches that were acquired from First National Bank. And while we continue to open new branches in attractive markets, we closed 2 branches in Corpus in quarter 2, but we’ve also opened a new branch in downtown Corpus on Shoreline Drive, which is — now serves as our headquarters for the Coastal Bend. Our headquarters office that we’re building in Houston will open in quarter 4 and that hopefully will help to support new growth.

Prime Lending had a very profitable quarter, driven by increased volume of $3.6 billion, up 24% from quarter 3, 2014, with only a 6% increase in loan originators.

Purchase volume is 81% in quarter 3 compared to 76% in quarter 2 and 82% in quarter 3, 2014.

Our gain on sale margins continued to be very good. They increased between quarter 3 and quarter 2, mainly because of favorable loan sale pricing.

Quarter 3’s lock volume grew 24% versus quarter 3, 2014 to $4.2 billion.

Our market share remained steady at 0.96% at the end of quarter 3. And Prime, as you know, remains focused on purchase business, where our market share is 1.22% at the end of quarter 3. We were 1.09% at the end of the year, so we continue to improve that market share.

Our mortgage servicing right retention rate of 25% in quarter 3 compared to 31% for physical year in 2014. 100% of all our retained mortgage servicing rights are hedged.

At Hilltop Securities, revenues were flat for most business lines relative to quarter 2, although our stock loan business and our structured finance business had strong results. Even with the modest overall revenue growth, expenses excluding the integration costs were down. And the comp to revenue — net revenue ratio declined to 69.6% from 73% in quarter 2, which is favorable.

After adjusting for transaction for integration costs, Hilltop Securities made a $3.6 million pretax income figure in the quarter. On October 5, Southwest Securities and Southwest Securities Financial Services were renamed Hilltop Securities Inc. and Hilltop Securities Independent Network Inc. respectively.

And then on October 22, we finally received a regulatory approval from FINRA, which will now allow us to merge the two together. This is a real milestone in our integration process for the two broker dealers.

National Lloyds rebounded strongly in the third quarter. Profitability was up considerably.

Our Loss and LAE expense declined year-over-year driven by lower claim count. Underlying business still fundamentally strong, as exposure that management’s initiatives improved risk profile demonstrated through lower non-cat losses ratio year-to-date relative to 2014.

And we continue to be proactive in our markets as we continue to try to increase rates. But we’re very pleased with the progress that was made at National Lloyds.

And I’m going to now turn it over to John Martin who’s going to talk about the financials of the bank.

John Martin - Hilltop Holdings Inc. - PlainsCapital Corporation CFO

Thank you, Alan, and good morning. I’m on page 11 of this presentation. The banking segment’s pretax income for the third quarter was $53.6 million, which was a $29 million increase over the same period of 2014.

The third quarter of 2015 includes favorable resolution of a significant FNB relationship and lower non-interest expense.

Net interest income benefited from non-covered loan growth and accretion.

Non-interest income was slightly lower compared to the third quarter of 2014 due to lower accretion on the FDIC indemnification asset, lower ORE income and lower service fees on deposit accounts.

Non-interest expense declined compared to the third quarter of 2014 due to reduced write-downs on ORE and increased gains on sales ORE. In Q3 2014, PCB had ORE write-downs of $14 million. The reduced costs were offset by increase in compensation benefits associated with the addition of employees from the SWS transaction.

The bank continues to provide a warehouse line to Prime Lending. At September 30, 2015, it was authorized at $1.5 billion, of which $1.2 billion was drawn.

The bank’s capital ratios are strong with a leverage ratio of 12.8% at September 30, 2015.

Our consolidated loans were $5.4 billion at the end of the quarter. 60% of that is real estate or construction and development and 39% of it is C&I.

Our consolidated deposits were $6.8 billion, of which 32% were non-interest bearing.

Going to page 12, the bank’s non-covered NPAs were $30 million at September 30, 24 basis points of total assets.

The bank’s capital ratios comfortably exceed what is required to be well capitalized under the federal regulations with a tier one risk-weighted asset ratio of 17.4% and total risk-weighted assets of 18.1%.

On page 13, we look at our loan portfolio by covered and non-covered at September 30, 2015. Our covered purchased credit impaired loans were $251 million and our covered non-purchase credit impaired were $171.4 million.

Our non-covered PCI loans were $81.2 million and the rest of our portfolio of newly originated and renewed loans was at $4.9 billion.

On page 14, we break out our portfolios. The PCI portfolio at September 30, 2015, our covered PCI loans had a carry amount of $249 million, which was 55.3% of its unpaid principal balance. And our non-covered PCI loans had a balance of $76.6 million which was 73.6% of the unpaid balance.

Our non-PCI portfolios are covered for $171.4 million carry value which is 93.3% of the unpaid principal. And the rest of our portfolio, net of discounts and allowance, was carried at 98.7%.

Moving to Prime Lending on slide 16, the mortgage segment also had a good quarter with pretax income of $12.1 million. This is compared to $11.1 million in the third quarter of 2014. The improvement over 2014 resulted from high origination volume, which was $3.6 billion in the quarter, $693 million improvement over the same quarter of 2014.

The purchase volume and the refinance volume both increased and the purchase volume represented about 81% of the total volume.

Higher gain on sale and origination fees resulted in increased non-interest income to $159.8 million in the third quarter of 2015.

Non-interest expense increased to $145 million in the quarter due to higher variable compensation and additional headcount to support volumes, technology, regulatory and compliance needs.

Changes in the fair value of the mortgage servicing right asset in related derivatives resulted in about a $2.9 million loss in the third quarter of 2015.

Our mortgage origination volume was $3.6 billion in the quarter compared to $2.9 billion in the third quarter of 2014.

With that, I’ll turn it back to Jeremy to talk about Hilltop Securities.

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

Thank you, John. Pretax income for Hilltop Securities for the quarter was $1.5 million and it represented continued improvement and profitability since the merger.

In the quarter, we had integration-related costs of $2.1 million. So adjusting for that, the pretax income for the quarter was $3.6 million.

And I’d like to now talk about the comments about the broker dealer merger and potential cost saves. As previously stated, we reached two milestones regarding our integration of SWS and First Southwest. First, we obtained approval from FINRA to merge our two broker dealers. And second, Southwest Securities changed its name to Hilltop Securities.

We have set the merger date in January of 2016, where we can operate as one firm with one system and one headquarters.

As for cost savings, utilizing 2015 year-to-date results for the broker dealer segment, though excluding integration costs, yields pretax income of $6.4 million. Then annualizing these results in, net revenue of $350 million to $360 million, pretax income of $8.5 million and a pretax margin of 2.4%.

We believe annualized year-to-date results for the broker dealer segment provides the best baseline for future cost saves and pretax margin. And we expect future cost savings to phase in starting in Q1 2016 and be completed in Q1 2017. We anticipate roughly 20% of the cost saves to be phased in per quarter, so 80% would be realized in 2016.

Therefore, we would expect the broker dealer segment pretax margin to increase to approximately 8% in the fourth quarter of 2016.

As well, we anticipate future integration costs, though those will largely be accomplished by the third quarter of 2016. And we will continue to disclose these integration charges on a quarterly basis.

Moving forward to the insurance company — as Alan said, it had a very strong quarter with pretax income of $12 million. Premiums remained flat as exposure initiatives and increase in rates have made for a more competitive environment for our top line. Though we’ve had such improvement in our loss experience with a 10% reduction in claims and favorable development in our litigation reserves.

And that concludes our prepared remarks.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. (Operator Instructions) Matt Olney, Stephens.

Matt Olney - Stephens - Analyst

Jeremy, within your comments about the broker dealer and the pretax margin, just to clarify, did you say you’d be targeting an 8% pretax margin for the full year 2016?

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

No, what I’m articulating is that we’re targeting an 8% pretax margin for the fourth quarter of 2016. And we expect for our cost savings to come in over 5 quarters roughly 20% a quarter. So about 80% of the cost savings would be realized by the fourth quarter of 2016.

Matt Olney - Stephens - Analyst

Okay. And previously, it seemed like you were talking about getting those cost saves more towards the beginning part of 2016 and now, it seems like it’s kind of moving towards throughout the year. Is there any change in kind of what you were assuming previously?

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

I think we expect the — as far as like a change, I guess more of the expectation is to realize things kind of targeting midyear of next year.

Matt Olney - Stephens - Analyst

And —

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

(Inaudible). I think what I’m trying to say is like mid-2016 is when we’ll be really able to affect a lot of those changes.

Matt Olney - Stephens - Analyst

Okay. And that’s as far as the timing, but as far as the absolute dollar amount of savings, any change from what you guys initially expected when you announced the transaction?

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

I think that it’s all directionally similar. And as far as dollar amount, we’re trying to focus on the pretax margin, but assuming a $350 million run rate of net revenue, we’re talking about going from about 2% where we are today to 8% pretax margin. So it doesn’t take a lot of math to calculate 6% on $350 million, but that’s kind of where we’re headed and that’s about our expectation with the transaction. There has been attrition and some cost savings to date, but that’s largely in the year-to-date run rate.

Matt Olney - Stephens - Analyst

Okay. Thanks. And then a question for Alan — within the bank strategically, I know you had talked about adding more scale in the Houston markets. It seems like you guys have a pretty small presence there today. How are you guys thinking about that Houston expansion de novo versus M&A? And what about the timing of that Houston expansion?

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

Well, of course, you know that Houston market is not red-hot right now and pretty soft. We will be opening up our — what we call our headquarters office there. We got a staff of about 15 people down there and we’ll continue to try to develop that and continue to try to grow it through acquiring new lenders.

As far as M&A, we’re just going to have to wait for the opportunity to come along. And in a down market, you need to be careful, but there’s also opportunity. So we’re down there doing about what we’ve been doing. We’re looking for some good lenders to come in and help us, but we’re going to be cautious right now because of the economy down there and the softness in the market. So that’s kind of where we are. I think there’s kind of going to be more of the same. We’re going to be real careful in what we do down there.

Matt Olney - Stephens - Analyst

Okay. And last question for me and I’ll hop off. As far as the purchase accounting accretion this quarter, it was pretty heavy. I think you guys have said about $20 million is kind of the near-term outlook per quarter. Is that still what you’re thinking or any change from that?

John Martin - Hilltop Holdings Inc. - PlainsCapital Corporation CFO

I’ll tell you, in the $15 million to $20 million range would be a good proxy.

Matt Olney - Stephens - Analyst

Okay. Thanks, guys.

Operator

Brady Gailey, KBW.

Brady Gailey - KBW - Analyst

Just following up on that Houston M&A question. M&A in general, given what’s going on in Texas and kind of the uncertainty that has been created by lower oil prices, would you say it’s unlikely that you all will announce an M&A deal any time in the near term? And that with what’s going on, that’s kind of been pushed to the back burner for now?

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

No, I think we’re actively pursuing opportunities as we always have. We’re always fairly disciplined on price and it has to be situational I think for us. So I don’t think it really changes our timing, but at the same time, we got to find the right opportunity and that’s hard to predict.

Brady Gailey - KBW - Analyst

Okay. All right. And then one more on the broker dealer cost saves. So 8% by the end of next year, that won’t be kind of the full run rate of cost saves. As we get into 2017, I know it’s a long way out, but that pretax margin should be somewhere in the 9% to 10% range?

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

Yes, that’s the goal and to get there, we got to finish getting the costs saves and that’s the goal we’ve cited previously. We got to finish getting the cost saves that we expect to fully accomplish in the first quarter of 2017 and a lot of it depends on building up the top line.

Brady Gailey - KBW - Analyst

Okay. And then specifically on the fourth quarter, I know we’ve seen some bad storms come through Texas and Oklahoma, some flooding. Do you expect 4Q to be kind of a rough quarter for the insurance business?

Darren Parmenter - Hilltop Holdings Inc. - Principal Financial Officer

At this point, we don’t expect it to be. We got a lot of rain, but we don’t cover for flood. So we’ve had a lot of rain. We expect some volatility, but nothing significantly different than previously fourth quarters at this point.

Brady Gailey - KBW - Analyst

Okay. All right, great. Thanks, guys.

Operator

Michael Young, SunTrust.

Michael Young - SunTrust Robinson Humphrey - Analyst

I just wanted to first touch on the cost saves from the SWS Bank operation. You’ve kind of outlined that over the prior two quarters. Can you give us an update on sort of where you are in terms of implementation there and if they’re fully in the run rate at this point?

John Martin - Hilltop Holdings Inc. - PlainsCapital Corporation CFO

I think the third quarter would be representative of the cost saves at the bank level, but we continue to work on additional cost saves there. But I think we were close to what we anticipated we would have at this point.

Michael Young - SunTrust Robinson Humphrey - Analyst

Okay. Thanks. And then on the purchase accounting accretion outlook, you mentioned the $15 million to $20 million range, which is a good bit lower. And you had some resolution of some larger credits within that business. Is there some incremental cost takeout that we should start to think about in terms of a lower run rate going forward and related expenses there?

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

Not — I would say not imminently in the next couple of quarters, but that is something, as the balances come down, we’ll evaluate.

Michael Young - SunTrust Robinson Humphrey - Analyst

Can you give us any sort of magnitude in terms of how much expense run rate might be in the numbers associated with the purchase accounting accretion management?

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

Not directly at this time.

Michael Young - SunTrust Robinson Humphrey - Analyst

Okay. Thanks.

Operator

Brett Robinson, Piper Jaffray.

Brett Robinson - Piper Jaffray - Analyst

I guess first, I just wanted to ask about the provision and just thinking about — I know the energy portfolio is smaller than your peers. But can you maybe walk through was there a charge on an equipment-type credit this quarter? And then just thinking about provisioning going forward, are we going to see kind of a similar pace, do you think, if charge-offs are similar in terms of where they were relative to 3Q?

John Martin - Hilltop Holdings Inc. - PlainsCapital Corporation CFO

Most of the provision that we took in the third quarter was based upon qualitative factors for the oil and gas business. And we feel like that it’s where it needs to be right now and we’ll continue to evaluate it. But I don’t know that we would anticipate at this point another — a similar amount for the next quarter.

Brett Robinson - Piper Jaffray - Analyst

Okay. And then just thinking about loan growth, I was curious, one, did payoffs have any kind of effect in the quarter on growth? And then what would kind of the pace outlook be from here? Is it still kind of mid-single-digit in terms of crystal ball for guidance on growth from here?

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

Obviously, payoffs have an effect. Our oil and gas credits are down $100 million for the year, $122 million. So that has an effect. We’re running on a 6% annualized growth rate. I’m going to say we’re going to be 6% to 8%. That’s what I said the last time. As far as the year goes, the fourth quarter looks like a pretty good quarter from that standpoint, but we’re being cautious with the economy. And I feel very comfortable with our loan growth; feel very comfortable where we are.

And I’m very proud of the situation with our credit book. It’s in really good shape. So we only had $30 million worth of non-accruals, so that’s pretty small. And we had one OREO property in the legacy bank. So we’re not out there throwing money around, and we’re going to be real careful as we go through what we see as a cycle here in the oil and gas business.

Brett Robinson - Piper Jaffray - Analyst

Okay. And then just last, thinking about the broker dealer and the core margin and what you guys are doing sort of off-balance sheet, on-balance sheet. Does the core margin have the potential to move higher from here or how do you guys think about the core margin as a function with the broker dealers sort of having a dilutive effect to that?

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

With the Hilltop consolidated net incentive interest margin?

Brett Robinson - Piper Jaffray - Analyst

Correct.

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

Well, I think it’s — right now, the last two quarters, it’s been about a $2 billion balance in this stock lending business. And it’s dragged the net interest margin down from the bank to the — consolidated by about 100 basis points.

Darren Parmenter - Hilltop Holdings Inc. - Principal Financial Officer

Correct.

Jeremy Ford - Hilltop Holdings Inc. - President, CEO

And so I think that’s going to be the case for the foreseeable next few quarters. That should improve as short-term interest rates rise, really. And it’s still a very profitable business for the broker dealer with limited overhead.

Brett Robinson - Piper Jaffray - Analyst

Okay, great. Thanks for all the color.

Operator

Michael Rose, Raymond James.

Michael Rose - Raymond James - Analyst

Hey, I was wondering on the energy portfolio, you guys gave a kind of breakout of production services, etc. for last quarter. Do you have an update with the decline this quarter what the breakout is at this point?

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

Exploration and production 20%; field services 15%; pipeline construction 25%; equipment rental 5%; equipment wholesalers 1%; transportation 75%; and distribution 25%.

Michael Rose - Raymond James - Analyst

It sounded like you were prepared for that question. Thank you. I appreciate it. It sounds like the reserves are about 3.5% of the energy book. Do you have a sense for what it was at the end of last quarter?

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

It increased from $2.8 million to $6.5 million because of the qualitative factors. None of that $6.5 million is earmarked to any particular loan. $2.6 million is on non-accrual. We have $30 million worth of classified loans, which is up about $5 million from last quarter. And we have looked at every one, 100% of our portfolio, and at the end of 9-30, all except the non-accrual loans, everything was current.

Michael Rose - Raymond James - Analyst

Okay. And then just more energy question, Alan. I think you said production was about 20%. I assume that’s only a couple of loans. How far are you through kind of the borrowing base redetermination at this point?

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

We only have one that’s of any size, and it’s being reevaluated now. But we don’t anticipate any problem because they have substantial reserves. The rest of them are smaller loans, so I would say that one loan is over 50% of the total, which is $31 million.

Michael Rose - Raymond James - Analyst

Okay. That’s helpful. And I just wanted to say a really good job as your character is PC Beastley on the internet. Thanks, Alan.

Operator

Jesus Bueno, Compass Point.

Jesus Bueno - Compass Point - Analyst

Just to follow up on the energy portfolio — and I appreciate the breakout. In terms of the classified loans, I guess was there any one area within the energy portfolio that kind of I guess (inaudible)?

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

Yes, also the field and service loans, Jesus, would be — that’s where the majority of the issues are starting to show up and crop up are field and service loans.

Jesus Bueno - Compass Point - Analyst

That’s great. Thank you. And relative to the — your construction portfolio you have, I guess how much exposure do you have within that portfolio to Houston specifically?

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

Well, we have about $130 million of loans in Houston and not all of that’s construction at all by any means. I would say maybe half that figure in Houston at the most.

Jesus Bueno - Compass Point - Analyst

Certainly [in] Houston.

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

And that’s a guess, but I know that the portfolio is about $130 million down there. And I can’t tell you exactly how much construction is. And it’s probably not much construction. Some of it’s probably projects that have been completed.

Jesus Bueno - Compass Point - Analyst

That’s great. Thank you. And going to — moving over to Prime Lending, the gain on sale margin, across the industry, we saw, for the most part, declines in gain on sale margins quarter-over-quarter. And that your gain on sale margin was actually up quarter-over-quarter and that was really its pricing. Is there any other color that you can sort of provide around that?

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

You got to remember, we’re a purchase lender and a purchase lender, you’re going to get better margins. And then our execution is really good and because of the execution, we’re able to get a better gain on sale. We’ve increased our market share from 1.09 at the end of the year and purchased at 1.22 the end of this quarter. So we’re very pleased with that and obviously, we were very pleased with the gain on sale. And it continues to increase. Our people were just doing a really good job on execution.

Jesus Bueno - Compass Point - Analyst

That’s great. Thank you. And again, I saw the note on the slide about TRID. If you could, how has the implementation gone? I guess that (inaudible).

Alan White - Hilltop Holdings Inc. - PlainsCapital Corporation CEO

As far as we’re concerned, we’ve done an excellent job. It’s a regulation that has really burdened the industry. But as far as Prime Lending, we have done an excellent job. It’s been costly, no question about it. It cost everybody — I don’t everybody in the country is really ready for it. But we have done a really good job. It slowed us down just a little bit, but we caught back up. And I’m going to give you a figure here that regulation in the last 2 years, as been applied to the mortgage industry, is costing each person that’s getting a loan about $1,200 more to get a loan than it did 24 months ago.

So this is what regulation is costing. Now, we’re not able to pass all that on, but we’re able to pass a lot of it on. So really, these regulations are very burdensome and they’re costing the consumer. They’re having to pay for them and this is information that you probably need to know.

Jesus Bueno - Compass Point - Analyst

That’s great. Well, thank you very much. That’s all my questions. Thank you.

Operator

This concludes our question-and-answer session. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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